Exhibit 99.1

CENCORA REPORTS FISCAL 2026 THIRD QUARTER RESULTS
Revenue of $84.8 billion for the Third Quarter, a 5.1 percent Increase Year-Over-Year
Third Quarter GAAP Diluted EPS of $3.94 and Adjusted Diluted EPS of $4.48
Adjusted Diluted EPS Guidance Range Raised to $17.75 to $17.95 for Fiscal 2026
Cencora Repurchased $1 Billion of Shares in the Third Fiscal Quarter

CONSHOHOCKEN, PA, August 5, 2026 - Cencora, Inc. (NYSE: COR) reported that in its fiscal year 2026 third quarter ended June 30, 2026, revenue increased 5.1 percent year-over-year to $84.8 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $3.94 for the third quarter of fiscal 2026 compared to $3.52 in the prior year third quarter. Adjusted diluted EPS, which is a non-GAAP financial measure that excludes items described below, increased 12.0 percent to $4.48 in the fiscal third quarter from $4.00 in the prior year third quarter.

Cencora is updating its outlook for fiscal year 2026. The Company does not provide forward-looking guidance on a GAAP basis as discussed below in Fiscal Year 2026 Guidance. Adjusted diluted EPS guidance has been raised from the previous range of $17.70 to $17.90 to a range of $17.75 to $17.95.

“Our third quarter results reflect the power of our pharmaceutical-centric strategy and the continued execution of our team members. Our strong performance and confidence in our outlook enabled us to raise our fiscal 2026 guidance, underscoring the value we deliver for our stakeholders,” said Robert P. Mauch, President and Chief Executive Officer of Cencora.

“Our investments in specialty, digital transformation and talent are strengthening our ability to support our customers across the healthcare ecosystem while positioning Cencora for sustainable long-term growth. The capabilities we have built, and the strength of our core businesses provide a solid foundation for continued growth as we close fiscal 2026,” Mr. Mauch continued.

Third Quarter Fiscal Year 2026 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$84.8B	$84.8B
Gross Profit	$3.6B	$3.5B
Operating Expenses	$2.5B	$2.3B
Operating Income	$1.1B	$1.2B
Interest Expense, Net	$141M	$141M
Effective Tax Rate	22.1%	19.9%
Net Income Attributable to Cencora, Inc.	$764M	$869M
Diluted Earnings Per Share	$3.94	$4.48
Diluted Shares Outstanding	193.9M	193.9M

Below, Cencora presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the “Supplemental Information Regarding Non-GAAP Financial Measures” following the tables.

Third Quarter GAAP Results

•Revenue: In the third quarter of fiscal 2026, revenue was $84.8 billion, up 5.1 percent compared to the same quarter in the previous fiscal year, primarily due to a 4.9 percent increase in revenue within the U.S. Healthcare Solutions segment and a 5.9 percent increase in revenue within the International Healthcare Solutions segment.

•Gross Profit: Gross profit in the third quarter of fiscal 2026 was $3.6 billion, a 24.1 percent increase compared to the same quarter in the previous fiscal year, primarily due to the increases in gross profit in both reportable segments and a higher LIFO credit in the current year quarter. Gross profit as a percentage of revenue was 4.26 percent, an increase of 66 basis points from the prior year quarter primarily due to the increase in U.S. Healthcare Solutions’ gross profit margin as a result of the February 2026 acquisition of OneOncology, offset in part by increased sales of GLP-1s, which have lower gross profit margins.

•Operating Expenses: In the third quarter of fiscal 2026, operating expenses were $2.5 billion, a 21.9 percent increase compared to the same quarter in the previous fiscal year. This increase was primarily driven by higher expenses as a result of the February 2026 acquisition of OneOncology. Operating expense growth was offset in part by a $102.0 million reduction of opioid liability related to the dismissal of opioid litigation.

•Operating Income: In the third quarter of fiscal 2026, operating income was $1.1 billion, an increase of 29.1 percent compared to the same quarter in the previous fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Operating income as a percentage of revenue was 1.32 percent in the third quarter of fiscal 2026, an increase of 24 basis points from the prior year quarter.

•Interest Expense, Net: In the third quarter of fiscal 2026, net interest expense was $140.7 million, an increase of $58.9 million from the prior year quarter primarily due to an increase in interest expense as a result of our issuance of senior notes and variable-rate term loans to finance a portion of the February 2026 acquisition of OneOncology and a decrease in interest income.

•Effective Tax Rate: The effective tax rate was 22.1 percent for the third quarter of fiscal 2026 compared to 23.0 percent in the prior year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $3.94 in the third quarter of fiscal 2026, an 11.9 percent increase compared to $3.52 in the previous fiscal year’s third quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal 2026 were 193.9 million, a decrease of 0.7 percent versus the prior year third quarter as a result of opportunistic share repurchases.

Third Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the third quarter of fiscal 2026, revenue was $84.8 billion, up 5.1 percent compared to the same quarter in the previous fiscal year, primarily due to a 4.9 percent increase in revenue within the U.S. Healthcare Solutions segment and a 5.9 percent increase in revenue within the International Healthcare Solutions segment.

•Adjusted Gross Profit: Adjusted gross profit in the third quarter of fiscal 2026 was $3.5 billion, a 23.2 percent increase compared to the same quarter in the previous fiscal year primarily due to increases in gross profit in both reportable segments. Adjusted gross profit as a percentage of revenue was 4.16 percent in the fiscal 2026 third quarter, an increase of 61 basis points from the prior year quarter primarily due to the increase in U.S. Healthcare Solutions’ gross profit margin as a result of the February 2026 acquisition of OneOncology, offset in part by increased sales of GLP-1s, which have lower gross profit margins.

•Adjusted Operating Expenses: In the third quarter of fiscal 2026, adjusted operating expenses were $2.3 billion, a 26.8 percent increase compared to the same quarter in the previous fiscal year, primarily driven by higher expenses as a result of the February 2026 acquisition of OneOncology.

•Adjusted Operating Income: In the third quarter of fiscal 2026, adjusted operating income was $1.2 billion, a 17.0 percent increase compared to the same quarter in the prior fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Adjusted operating income as a percentage of revenue was 1.46 percent in the fiscal 2026 third quarter, an increase of 15 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the third quarter of fiscal 2026, net interest expense was $140.7 million, an increase of $58.9 million from the prior year quarter primarily due to an increase in interest expense as a result of our issuance of senior notes and variable-rate term loans to finance a portion of the February 2026 acquisition of OneOncology and a decrease in interest income.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 19.9 percent for the third quarter of fiscal 2026 compared to 20.7 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $4.48 in the third quarter of fiscal 2026, a 12.0 percent increase compared to $4.00 in the previous fiscal year’s third quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the third quarter of fiscal 2026 were 193.9 million, a decrease of 0.7 percent versus the prior year third quarter as a result of opportunistic share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions. Additionally, other businesses for which the Company is exploring strategic alternatives have been grouped together in Other. These businesses include MWI Animal Health, Profarma, U.S. Consulting Services (which was divested in April 2026), and certain components of PharmaLex.

U.S. Healthcare Solutions Segment

    U.S. Healthcare Solutions revenue was $74.9 billion in the third quarter of fiscal 2026, an increase of 4.9 percent compared to the same quarter of the previous fiscal year primarily due to overall market growth largely driven by unit volume growth, including increased sales of specialty products to health systems and physician practices and products labeled for diabetes and/or weight loss in the GLP-1 class. The revenue growth was offset in part by a decline in manufacturer prices related to certain brand pharmaceutical products, the 2025 loss of an oncology customer, and lower sales to our large mail order customer, as expected and consistent with our second quarter. Segment operating income of $966.2 million in the third quarter of fiscal 2026 was up 15.9 percent compared to the same quarter in the previous fiscal year due to the increase in gross profit, as a result of the February 2026 acquisition of OneOncology and increased pharmaceutical sales, offset in part by the increase in operating expenses and the 2025 loss of an oncology customer.

International Healthcare Solutions Segment

    International Healthcare Solutions revenue was $7.7 billion in the third quarter of fiscal 2026, an increase of 5.9 percent compared to the previous fiscal year’s third quarter primarily due to growth in our European distribution business and our global specialty logistics business. Segment operating income in the third quarter of fiscal 2026 was $165.9 million, an increase of 20.8 percent, primarily due to increased operating income at our European distribution business and our global specialty logistics business. On a constant currency basis, International Healthcare Solutions revenue increased by 6.1 percent in the third quarter of fiscal 2026 compared to the previous fiscal year’s third quarter, while segment operating income increased by 23.1 percent.

Other

Revenue in Other was $2.3 billion in the third quarter of fiscal 2026, an increase of 6.9 percent compared to the previous fiscal year’s third quarter due to growth at Profarma and MWI Animal Health, offset in part by a decrease in sales at our consulting services businesses due to the April 2026 divestiture of U.S. Consulting Services. Operating income in Other in the third quarter of fiscal 2026 was $108.7 million, an increase of 24.8 percent, primarily due to an increase in operating income at MWI Animal Health due to business growth and, to a lesser extent, a decline in depreciation expense resulting from its classification as held for sale.

Recent Company Highlights & Milestones

•Good Neighbor Pharmacy, a national franchise for independent pharmacies offered through Cencora, announced that it has been ranked “#1 in Customer Satisfaction with Chain Drug Store Pharmacies” in the J.D. Power 2026 U.S. Pharmacy Study. This is the fourteenth time that Good Neighbor Pharmacy has earned this recognition.
•Cencora announced the appointment of Eva Boratto to its Enterprise Leadership Team as Executive Vice President & Chief Financial Officer.
•Cencora announced the appointment of Samantha Hammock to its Enterprise Leadership Team as Executive Vice President & Chief Human Resources Officer.

Fiscal Year 2026 Guidance on an Adjusted (non-GAAP) Basis

Cencora is now updating its fiscal year 2026 financial guidance to reflect the Company’s expectations for continued strong full year performance and opportunistic share repurchases completed in the third quarter. In the quarter, the Company opportunistically repurchased $1 billion of shares, which is the amount that the Company previously expected to complete by the end of calendar 2026.

	2026 Guidance(1)	Fiscal 2025 Actuals
Revenue	4% to 6% growth	$321.3B
U.S. Healthcare Solutions Segment(2)	4% to 6% growth	$285.0B
International Healthcare Solutions Segment(2)(3)	~8% growth	$28.3B
Other(2)	~6% growth	$8.2B
Adjusted operating income	13% to 14% growth	$4.2B
U.S. Healthcare Solutions Segment(2)	14.5% to 15.5% growth	$3.3B
International Healthcare Solutions Segment(2)(3)	~9% growth	$588M
Other(2)	~10% growth	$352M
Adjusted diluted earnings per share	$17.75 to $17.95	$16.00
Net interest expense	~$490M	$292M
Adjusted effective tax rate	~20%	20.6%
Diluted weighted average shares outstanding	~194M	195.2M
Adjusted free cash flow	~$3.0B	$3.0B
Capital expenditures	~$900M	$668M

(1) Bolded figures indicate updates to guidance metrics.
(2) For further detail on fiscal 2025 revised reportable segment information, please refer to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated November 5, 2025.

(3) As reported guidance. For additional details regarding updated guidance expectations on a constant currency basis, please refer to our slide presentation for investors posted on the Company’s website at investor.cencora.com.

Dividend Declaration

    The Company’s Board of Directors declared a quarterly cash dividend of $0.60 per common share, payable August 31, 2026, to stockholders of record at the close of business on August 14, 2026.

Conference Call & Slide Presentation

The Company will host a conference call to discuss its operating results at 8:30 a.m. ET on August 5, 2026. A slide presentation for investors has also been posted on the Company’s website at investor.cencora.com. Participating in the conference call will be:

•Robert P. Mauch, President & Chief Executive Officer
•Eva C. Boratto, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be +1 (833) 461-5787. From outside the United States and Canada, dial +1 (585) 542-9983. The meeting ID for the call will be 632 369 927. The live call will also be webcast via the Company’s website at investor.cencora.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    A replay of the webcast will be posted on investor.cencora.com approximately one hour after the completion of the call and will remain available for one year.

Upcoming Investor Event

Cencora management will be attending the following investor event in the coming months:

•Wells Fargo Healthcare Conference, September 8-10, 2026;
•Morgan Stanley Global Healthcare Conference, September 14-16, 2026; and
•Baird Global Healthcare Conference, September 15, 2026.

Please check the Company website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #17 on the Global Fortune 500 with more than $300 billion in annual revenue. Learn more at investor.cencora.com

Cencora’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify such forward-looking statements, but the absence of these words does not mean the statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included (i) in the “Risk Factors” and “Management's Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2026	% of Revenue	Three Months Ended June 30, 2025	% of Revenue	% Change
Revenue	$84,754,837		$80,663,532		5.1%

Cost of goods sold [1]	81,147,602		77,756,417		4.4%

Gross profit	3,607,235	4.26%	2,907,115	3.60%	24.1%

Operating expenses:
Distribution, selling, and administrative	2,132,465	2.52%	1,672,881	2.07%	27.5%
Depreciation and amortization	269,499	0.32%	253,995	0.31%	6.1%
Litigation and opioid-related (credit) expenses, net [2]	(88,643)		17,974
Acquisition and divestiture-related deal and integration expenses [3]	113,069		52,838
Restructuring and other expenses	60,628		41,773
Total operating expenses	2,487,018	2.93%	2,039,461	2.53%	21.9%

Operating income	1,120,217	1.32%	867,654	1.08%	29.1%

Other income, net [4]	(16,882)		(110,417)
Interest expense, net	140,705		81,794		72.0%

Income before income taxes	996,394	1.18%	896,277	1.11%	11.2%

Income tax expense	219,727		206,528

Net income	776,667	0.92%	689,749	0.86%	12.6%

Net income attributable to noncontrolling interests	(13,149)		(2,347)

Net income attributable to Cencora, Inc.	$763,518	0.90%	$687,402	0.85%	11.1%

Earnings per share:
Basic	$3.95		$3.55		11.3%
Diluted	$3.94		$3.52		11.9%

Weighted average common shares outstanding:
Basic	193,147		193,822		(0.3)%
Diluted	193,944		195,230		(0.7)%
 ________________________________________
1    Includes a $5.5 million gain from antitrust litigation settlements, a $94.3 million LIFO credit, and Türkiye foreign currency remeasurement expense of $15.4 million in the three months ended June 30, 2026. Includes a $9.5 million gain from antitrust litigation settlements, a $52.1 million LIFO credit, and Türkiye foreign currency remeasurement expense of $14.8 million in the three months ended June 30, 2025.
2 Includes a $102.0 million reduction of opioid liability related to the dismissal of opioid litigation in the three months ended June 30, 2026.
3 Includes $55.2 million and $37.5 million of adjustments to Retina Consultants of America “RCA” and OneOncology equity units in the three months ended June 30, 2026 and 2025, respectively.

4 Includes $39.7 million for the Company’s portion of an equity method investment’s gain on the sale of a business, a $27.3 million gain on the remeasurement of an equity investment, and a $26.0 million currency remeasurement gain on the deferred tax assets relating to 2020 Swiss tax reform for the three months ended June 30, 2025.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2026	% of Revenue	Nine Months Ended June 30, 2025	% of Revenue	% Change
Revenue	$249,042,769		$237,604,265		4.8%

Cost of goods sold [1]	238,775,124		229,079,303		4.2%

Gross profit	10,267,645	4.12%	8,524,962	3.59%	20.4%

Operating expenses:
Distribution, selling, and administrative	5,905,313	2.37%	4,744,976	2.00%	24.5%
Depreciation and amortization	779,192	0.31%	792,305	0.33%	(1.7)%
Litigation and opioid-related (credit) expenses, net [2]	(160,936)		46,263
Acquisition and divestiture-related deal and integration expenses [3]	355,652		190,930
Restructuring and other expenses, net	115,667		140,390
Impairment of assets, including goodwill [4]	249,498		—
Total operating expenses	7,244,386	2.91%	5,914,864	2.49%	22.5%

Operating income	3,023,259	1.21%	2,610,098	1.10%	15.8%

Other income, net [5]	(1,123,921)		(48,997)
Interest expense, net	353,574		213,715		65.4%

Income before income taxes	3,793,606	1.52%	2,445,380	1.03%	55.1%

Income tax expense	821,285		544,495

Net income	2,972,321	1.19%	1,900,885	0.80%	56.4%

Net income attributable to noncontrolling interests	(7,824)		(7,012)

Net income attributable to Cencora, Inc.	$2,964,497	1.19%	$1,893,873	0.80%	56.5%

Earnings per share:
Basic	$15.28		$9.77		56.4%
Diluted	$15.21		$9.70		56.8%

Weighted average common shares outstanding:
Basic	193,971		193,794		0.1%
Diluted	194,883		195,172		(0.1)%
 ________________________________________
1 Includes a $34.2 million gain from antitrust litigation settlements, a $381.9 million LIFO credit, and Türkiye foreign currency remeasurement expense of $38.4 million in the nine months ended June 30, 2026. Includes a $231.0 million gain from antitrust litigation settlements, a $19.9 million LIFO credit, and Türkiye foreign currency remeasurement expense of $36.4 million in the nine months ended June 30, 2025.
2 Includes a $102.0 million reduction of opioid liability related to the dismissal of opioid litigation and an $86.8 million credit related to a derivative lawsuit settlement in the nine months ended June 30, 2026.
3 Includes $152.7 million and $74.9 million of adjustments to RCA and OneOncology equity units in the nine months ended June 30, 2026 and 2025, respectively.

4 Impairment of assets held for sale, including goodwill, related to our U.S. Consulting Services business, which was divested in April 2026.
5 In connection with the acquisition of OneOncology, the Company recorded a $1.1 billion gain on the remeasurement of its equity method investment and the extinguishment of the put option liability related to its previously held investment in OneOncology in the nine months ended June 30, 2026. Includes $39.7 million for the Company’s portion of an equity method investment’s gain on the sale of a business, a $30.6 million gain on the remeasurement of an equity investment, a $15.7 million currency remeasurement gain on the deferred tax assets relating to 2020 Swiss tax reform, and a $35.5 million loss on the divestiture of non-core businesses in the nine months ended June 30, 2025.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2026
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$3,607,235	$2,487,018	$1,120,217	$996,394	$219,727	$763,518	$3.94
Gains from antitrust litigation settlements	(5,494)	—	(5,494)	(5,494)	(4,032)	(1,462)	(0.01)
LIFO credit	(94,304)	—	(94,304)	(94,304)	(33,393)	(60,911)	(0.31)
Türkiye highly inflationary impact	15,405	—	15,405	15,724	—	15,724	0.08
Acquisition-related intangibles amortization	—	(117,208)	117,208	117,208	54,153	62,396	0.32
Litigation and opioid-related credit, net [1]	—	88,643	(88,643)	(88,643)	(21,626)	(67,017)	(0.35)
Acquisition and divestiture-related deal and integration expenses	—	(113,069)	113,069	113,069	(2,705)	115,774	0.60
Restructuring and other expenses	—	(60,628)	60,628	60,628	25,050	35,578	0.18
Other, net	—	—	—	(14,987)	(6,941)	(8,046)	(0.04)
Tax reform [2]	—	—	—	2,379	(11,238)	13,617	0.07
Adjusted Non-GAAP	$3,522,842	$2,284,756	$1,238,086	$1,101,974	$218,995	$869,171	$4.48

Adjusted Non-GAAP % change vs. prior year	23.2%	26.8%	17.0%	11.4%	6.9%	11.2%	12.0%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	4.26%	4.16%
Operating expenses	2.93%	2.70%
Operating income	1.32%	1.46%
________________________________________

1 Includes a $102.0 million reduction of opioid liability related to the dismissal of opioid litigation.

2 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2025
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,907,115	$2,039,461	$867,654	$896,277	$206,528	$687,402	$3.52
Gains from antitrust litigation settlements	(9,495)	—	(9,495)	(9,495)	7,668	(17,163)	(0.09)
LIFO credit	(52,058)	—	(52,058)	(52,058)	(13,377)	(38,681)	(0.20)
Türkiye highly inflationary impact	14,776	—	14,776	16,799	—	16,799	0.09
Acquisition-related intangibles amortization	—	(124,869)	124,869	124,869	15,241	108,848	0.56
Litigation and opioid-related expenses	—	(17,974)	17,974	17,974	2,868	15,106	0.08
Acquisition and divestiture-related deal and integration expenses	—	(52,838)	52,838	52,838	(944)	53,782	0.28
Restructuring and other expenses	—	(41,773)	41,773	41,773	5,203	36,570	0.19
Gain on equity method investment [1]	—	—	—	(39,718)	—	(39,718)	(0.20)
Other, net	—	—	—	(34,007)	(6,633)	(27,374)	(0.14)
Tax reform [2]	—	—	—	(26,006)	(11,780)	(14,226)	(0.07)
Adjusted Non-GAAP	$2,860,338	$1,802,007	$1,058,331	$989,246	$204,774	$781,345	$4.00	[3]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.60%	3.55%
Operating expenses	2.53%	2.23%
Operating income	1.08%	1.31%

________________________________________

1 Represents the Company's portion of an equity method investment's gain on the sale of a business.

2 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2026
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$10,267,645	$7,244,386	$3,023,259	$3,793,606	$821,285	$2,964,497	$15.21
Gains from antitrust litigation settlements	(34,184)	—	(34,184)	(34,184)	(9,740)	(24,444)	(0.13)
LIFO credit	(381,896)	—	(381,896)	(381,896)	(90,615)	(291,281)	(1.49)
Türkiye highly inflationary impact	38,447	—	38,447	34,921	—	34,921	0.18
Acquisition-related intangibles amortization	—	(358,642)	358,642	358,642	102,191	254,301	1.30
Litigation and opioid-related credit, net [1]	—	160,936	(160,936)	(160,936)	(36,010)	(124,926)	(0.64)
Acquisition and divestiture-related deal and integration expenses	—	(355,652)	355,652	355,652	39,727	315,925	1.62
Restructuring and other expenses, net	—	(115,667)	115,667	115,667	36,596	79,071	0.41
Impairment of assets, including goodwill [2]	—	(249,498)	249,498	249,498	49,989	199,509	1.02
Remeasurement gain related to OneOncology acquisition [3]	—	—	—	(1,086,612)	(252,460)	(834,152)	(4.28)
Other, net	—	—	—	(8,170)	(2,557)	(5,613)	(0.03)
Tax reform [4]	—	—	—	(10,093)	(36,963)	26,870	0.14
Adjusted Non-GAAP	$9,890,012	$6,325,863	$3,564,149	$3,226,095	$621,443	$2,594,678	$13.31

Adjusted Non-GAAP % change vs. prior year	19.0%	23.8%	11.4%	7.7%	1.1%	9.4%	9.5%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	4.12%	3.97%
Operating expenses	2.91%	2.54%
Operating income	1.21%	1.43%

________________________________________

1 Includes a $102.0 million reduction of opioid liability related to the dismissal of opioid litigation and an $86.8 million credit related to a derivative lawsuit settlement.

2 Impairment of assets held for sale, including goodwill, related to our U.S. Consulting Services business, which was divested in April 2026.

3 In connection with the acquisition of OneOncology, the Company recorded a gain on the remeasurement of its equity method investment and the extinguishment of the put option liability related to its previously held investment in OneOncology.

4 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2025
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$8,524,962	$5,914,864	$2,610,098	$2,445,380	$544,495	$1,893,873	$9.70
Gains from antitrust litigation settlements	(231,011)	—	(231,011)	(231,011)	(53,024)	(177,987)	(0.91)
LIFO credit	(19,913)	—	(19,913)	(19,913)	(4,570)	(15,343)	(0.08)
Türkiye highly inflationary impact	36,410	—	36,410	42,859	—	42,859	0.22
Acquisition-related intangibles amortization	—	(426,736)	426,736	426,736	97,948	326,823	1.67
Litigation and opioid-related expenses	—	(46,263)	46,263	46,263	10,619	35,644	0.18
Acquisition and divestiture-related deal and integration expenses	—	(190,930)	190,930	190,930	26,627	164,303	0.84
Restructuring and other expenses	—	(140,390)	140,390	140,390	32,223	108,167	0.55
Gain on equity method investment [1]	—	—	—	(39,718)	—	(39,718)	(0.20)
Other, net	—	—	—	9,226	(4,758)	13,984	0.07
Tax reform [2]	—	—	—	(15,657)	(34,822)	19,165	0.10
Adjusted Non-GAAP	$8,310,448	$5,110,545	$3,199,903	$2,995,485	$614,738	$2,371,770	$12.15	3

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.59%	3.50%
Operating expenses	2.49%	2.15%
Operating income	1.10%	1.35%
________________________________________

1 Represents the Company's portion of an equity method investment's gain on the sale of a business.

2 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended June 30,
Revenue	2026	2025	% Change
U.S. Healthcare Solutions	$74,860,763	$71,342,873	4.9%
International Healthcare Solutions	7,680,456	7,253,396	5.9%
Other	2,253,330	2,107,464	6.9%
Intersegment eliminations	(39,712)	(40,201)
Revenue	$84,754,837	$80,663,532	5.1%

	Three Months Ended June 30,
Operating income	2026	2025	% Change
U.S. Healthcare Solutions	$966,178	$833,650	15.9%
International Healthcare Solutions	165,852	137,275	20.8%
Other	108,736	87,104	24.8%
Intersegment eliminations	(2,680)	302
Total segment operating income	1,238,086	1,058,331	17.0%

Gains from antitrust litigation settlements	5,494	9,495
LIFO credit	94,304	52,058
Türkiye highly inflationary impact	(15,405)	(14,776)
Acquisition-related intangibles amortization	(117,208)	(124,869)
Litigation and opioid-related credit (expenses), net	88,643	(17,974)
Acquisition and divestiture-related deal and integration expenses	(113,069)	(52,838)
Restructuring and other expenses	(60,628)	(41,773)
Operating income	$1,120,217	$867,654	29.1%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	3.17%	2.54%
Operating expenses	1.88%	1.37%
Operating income	1.29%	1.17%

International Healthcare Solutions
Gross profit	10.70%	10.14%
Operating expenses	8.54%	8.25%
Operating income	2.16%	1.89%

Other
Gross profit	14.58%	14.95%
Operating expenses	9.76%	10.82%
Operating income	4.83%	4.13%

Cencora, Inc. (GAAP)
Gross profit	4.26%	3.60%
Operating expenses	2.93%	2.53%
Operating income	1.32%	1.08%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	4.16%	3.55%
Adjusted operating expenses	2.70%	2.23%
Adjusted operating income	1.46%	1.31%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Nine Months Ended June 30,
Revenue	2026	2025	% Change
U.S. Healthcare Solutions	$219,837,666	$210,717,432	4.3%
International Healthcare Solutions	22,870,178	20,909,070	9.4%
Other	6,437,848	6,066,326	6.1%
Intersegment eliminations	(102,923)	(88,563)
Revenue	$249,042,769	$237,604,265	4.8%

	Nine Months Ended June 30,
Operating income	2026	2025	% Change
U.S. Healthcare Solutions	$2,795,808	$2,465,544	13.4%
International Healthcare Solutions	483,805	457,053	5.9%
Other	291,786	277,284	5.2%
Intersegment eliminations	(7,250)	22
Total segment operating income	3,564,149	3,199,903	11.4%

Gains from antitrust litigation settlements	34,184	231,011
LIFO credit	381,896	19,913
Türkiye highly inflationary impact	(38,447)	(36,410)
Acquisition-related intangibles amortization	(358,642)	(426,736)
Litigation and opioid-related credit (expenses), net	160,936	(46,263)
Acquisition and divestiture-related deal and integration expenses	(355,652)	(190,930)
Restructuring and other expenses, net	(115,667)	(140,390)
Impairment of assets, including goodwill	(249,498)	—
Operating income	$3,023,259	$2,610,098	15.8%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.96%	2.44%
Operating expenses	1.69%	1.27%
Operating income	1.27%	1.17%

International Healthcare Solutions
Gross profit	10.61%	10.60%
Operating expenses	8.49%	8.41%
Operating income	2.12%	2.19%

Other
Gross profit	14.98%	15.68%
Operating expenses	10.45%	11.11%
Operating income	4.53%	4.57%

Cencora, Inc. (GAAP)
Gross profit	4.12%	3.59%
Operating expenses	2.91%	2.49%
Operating income	1.21%	1.10%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.97%	3.50%
Adjusted operating expenses	2.54%	2.15%
Adjusted operating income	1.43%	1.35%
Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2026	2025
ASSETS

Current assets:
Cash and cash equivalents	$2,815,291	$4,356,138
Accounts receivable, net	25,448,105	25,225,299
Inventories	21,030,344	20,492,480
Right to recover assets	1,569,286	1,625,817
Prepaid expenses and other	636,051	539,339
Assets held for sale	3,836,060	—
Total current assets	55,335,137	52,239,073

Property and equipment, net	2,838,218	2,539,076
Goodwill and other intangible assets	22,446,180	17,450,701
Deferred income taxes	179,418	208,810
Other long-term assets	3,006,600	4,152,452
Total assets	$83,805,553	$76,590,112

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$54,699,786	$54,719,761
Accrued expenses and other	3,348,462	2,982,993
Short-term debt	279,155	117,785
Liabilities held for sale	869,700	—
Total current liabilities	59,197,103	57,820,539

Long-term debt	11,444,086	7,542,988
Accrued income taxes	395,987	337,631
Deferred income taxes	1,785,866	1,620,724
Accrued litigation liability	3,774,008	3,881,283
Other liabilities	3,969,412	3,639,862

Total stockholders’ equity	3,239,091	1,747,085

Total liabilities and stockholders’ equity	$83,805,553	$76,590,112

CENCORA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended June 30,
	2026	2025
Operating Activities:
Net income	$2,972,321	$1,900,885
Adjustments to reconcile net income to net cash provided by operating activities	81,356	1,036,481
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(754,621)	(977,608)
Inventories	(1,007,059)	(949,881)
Accounts payable	633,382	(61,892)
Other, net	(237,849)	(206,282)
Net cash provided by operating activities	1,687,530	741,703

Investing Activities:
Capital expenditures	(511,033)	(418,169)
Cost of acquired companies, net of cash acquired	(4,973,696)	(4,004,220)
Cost of equity investments	(28,479)	(193,792)
Other, net	98,843	(39,172)
Net cash used in investing activities	(5,414,365)	(4,655,353)

Financing Activities:
Net debt borrowings [1]	3,729,556	3,777,905
Purchases of common stock	(1,000,052)	(435,471)
Cash dividends on common stock	(360,561)	(329,569)
Employee tax withholdings related to restricted share vesting	(105,324)	(77,674)
Other, net	(9,673)	(2,295)
Net cash provided by financing activities	2,253,946	2,932,896

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(25,519)	(41,800)

Decrease in cash, cash equivalents, and restricted cash, including cash classified within assets held for sale	(1,498,408)	(1,022,554)
Less: Increase in cash classified within assets held for sale	(31,184)	—
Decrease in cash, cash equivalents, and restricted cash	(1,529,592)	(1,022,554)

Cash, cash equivalents, and restricted cash at beginning of period [2]	4,394,549	3,297,880

Cash, cash equivalents, and restricted cash at end of period [2]	$2,864,957	$2,275,326

________________________________________
1 Includes the issuance of $3.0 billion of senior notes and $1.5 billion of term loans to finance a portion of the February 2, 2026 acquisition of OneOncology in the nine months ended June 30, 2026. Includes the issuance of $1.8 billion of senior notes and a $1.5 billion term loan to finance a portion of the January 2, 2025 acquisition of Retina Consultants of America in the nine months ended June 30, 2025.
2 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash in the Condensed Consolidated Statements of Cash Flows:

	June 30, 2026	September 30, 2025	June 30, 2025	September 30, 2024
Cash and cash equivalents	$2,815,291	$4,356,138	$2,231,852	$3,132,648
Restricted cash (included in Prepaid Expenses and Other)	49,666	38,411	43,474	98,596
Restricted cash (included in Other Long-Term Assets)	—	—	—	66,636
Cash, cash equivalents, and restricted cash	$2,864,957	$4,394,549	$2,275,326	$3,297,880

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, LIFO expense (credit), and Türkiye highly inflationary impact. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, LIFO expense (credit), and Türkiye highly inflationary impact are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related (credit) expenses, net; acquisition and divestiture-related deal and integration expenses; restructuring and other expenses, net; and impairment of assets, including goodwill. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition and divestiture-related deal and integration expenses and restructuring and other expenses, net that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related (credit) expenses, net and the impairment of assets, including goodwill, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because these do not reflect unusual, non-operating, unpredictable, non-recurring or non-cash amounts or items that are outside the control of the Company.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the remeasurement gain related to the OneOncology acquisition, gain on an equity method investment, and the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense (benefits) associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) are also excluded from adjusted income tax expense. Further, the amortization of deferred tax assets relating to 2020 Swiss tax reform is excluded from adjusted income tax expense. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because it does not reflect unusual, non-operating, unpredictable, non-recurring or non-cash amounts or items that are outside the control of the Company.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted net income attributable to Cencora: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because it does not reflect unusual, non-operating, unpredictable, non-recurring or non-cash amounts or items that are outside the control of the Company.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; LIFO expense (credit); Türkiye highly inflationary impact; acquisition-related intangibles amortization; litigation and opioid-related (credit) expenses, net; acquisition and divestiture-related deal and integration expenses; restructuring and other expenses, net; the impairment of assets, including goodwill; the remeasurement gain related to the acquisition of OneOncology; gain on equity method investment; and the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax items and the per share impact of the amortization of deferred tax assets relating to 2020 Swiss tax reform are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated. Below is a reconciliation of operating cash flows to adjusted free cash flows for the nine months ended June 30, 2026:

Reconciliation of adjusted free cash flows
Operating cash flows	$1,687.5M
Capital expenditures	$(511.0)M
Free cash flows	$1,176.5M
Gains from antitrust litigation settlements	$(34.2)M
Adjusted free cash flows	$1,142.3M

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. Below is a summary of revenue and adjusted operating income on an as-reported basis and on a constant currency basis for the three months ended June 30, 2026:

	Revenue	Adjusted Operating income
Consolidated
As reported	$84.8B	$1,238M
Impact of foreign currency translation	$—B	$3M
Constant currency	$84.8B	$1,241M
International Healthcare Solutions segment
As reported	$7.7B	$166M
Impact of foreign currency translation	$—B	$3M
Constant currency	$7.7B	$169M

In addition, the Company has provided non-GAAP fiscal year 2026 guidance for diluted earnings per share, operating income, effective income tax rate, and free cash flow that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contact:    Bennett S. Murphy
        Senior Vice President, Investor Relations and Enterprise Productivity
bennett.murphy@cencora.com

###